Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

August 23, 2016

PDC Energy, Inc.

1775 Sherman St., Suite 3000

Denver, CO 80203

Attention: Barton R. Brookman, Jr.,

President and Chief Executive Officer

Project A-Basin
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “us” or “we”) that PDC Energy, Inc., a Delaware corporation (“you” or the “Borrower”), intends to acquire the Target and the Target Assets pursuant to the Acquisition and consummate the other transactions described on Exhibit A hereto (together with the Acquisition, the “Transactions”).  Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

To facilitate the Transactions, you have requested that JPMorgan structure, arrange and syndicate:

(a)                                 an amendment containing such waivers or amendments necessary to permit the Transactions under the Existing Credit Agreement and containing such additional terms and conditions set forth in Exhibit B to this Commitment Letter;

(b)                                 a $250.0 million increase of the commitments under the Existing Credit Facility; and

(c)                                  a $600.0 million Bridge Facility as described in Exhibit C.

1.              Commitments

In connection with the Transactions, JPMorgan is pleased to advise you of (a) its commitment (the “Backstop Commitment”) to acquire the Commitments (as defined in the Existing Credit Agreement) of each lender under the Existing Credit Facility which does not approve the Amendment in such amount as is necessary to approve the Amendment in an aggregate amount up to $256.5 million, (b) its commitment to provide 100% of the aggregate amount of the Incremental Facility (the “Incremental Commitment”), and (c) its commitment to provide 100% of the aggregate amount of the Bridge Facility, in each case upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (collectively, the “Term Sheets”).

2.              Titles and Roles

It is agreed that:

(a) (i) JPMorgan will act as sole lead arranger and sole bookrunner for the Amendment and the Incremental Facility (acting in such capacities, the “Senior Lead Arranger”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC (“JPMS”) and (ii) JPMorgan will continue to act as sole administrative agent for the Revolving Facility; and

(b) (i) JPMorgan will act as sole lead arranger and sole bookrunner for the Bridge Facility (acting in such capacities, the “Bridge Lead Arranger” and, together with the Senior Lead Arranger, the “Lead Arrangers”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through JPMS and (ii) JPMorgan will act as sole administrative agent for the Bridge Facility.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facilities than the Commitment Party).

3.              Syndication

We intend to syndicate the Credit Facilities to a group of lenders identified by us in consultation with you and reasonably acceptable to you (together with JPMorgan, the “Lenders”).  The Commitment Party intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter, and you agree actively to assist (and to use your commercially reasonable efforts to cause Target and Asset Sellers to actively assist) the Commitment Party in completing a syndication reasonably satisfactory to the Commitment Party until the earlier of (i) the occurrence of a Successful Syndication and (ii) the date that is 60 days following the Closing Date.  Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) using commercially reasonable efforts to make your senior management and advisors available to the proposed Lenders (and using your commercially reasonable efforts to make senior management of Target and the Asset Sellers available to the proposed Lenders), (C) your preparing and providing to the Commitment Party (and using commercially reasonable efforts to cause Target and the Asset Sellers to prepare and provide) all information with respect to you and the Acquisition and information in your possession regarding Target, Asset Sellers and their respective subsidiaries and the Target Assets, including all financial information (with respect to Target, Asset Sellers and the Target Assets, to the extent in your possession) and Projections (as defined below), as the Commitment Party may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and using your commercially reasonable efforts to cause Target and the Asset Sellers to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Credit Facilities (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Party, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of Target and Asset Sellers to be available for such meetings), (E) your using your commercially reasonable efforts to obtain (x) corporate credit and/or corporate family ratings for the Borrower and (y) ratings for the Bridge Facility and the Senior Notes, in each case from

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each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable, and (F) your ensuring that, until the date that is 60 days following the Closing Date, there is no competing offering, placement, arrangement or syndication of any debt securities or common equity (other than the Securities) or bank financing (other than the Credit Facilities) or announcement thereof by or on behalf of you or your subsidiaries.  Upon the request of the Commitment Party, you will use your commercially reasonable efforts to cause Target and Asset Sellers to furnish, for no fee, to the Commitment Party an electronic version of Target’s and Asset Sellers’ trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.  You also understand and acknowledge that we may provide to market data collectors, such as league table providers, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities.  To the extent that you have agreed herein to use “commercially reasonable efforts” to cause Target and Asset Sellers to take certain actions, it is understood and agreed that your obligations are limited to those involved in enforcing the obligations of Target and Asset Sellers under the M&A Agreements between you and each of Target and Asset Sellers governing the Transactions.  Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Facilities Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date.

The Commitment Party will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and each Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Credit Facilities (including in connection with negotiating the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lead Arranger based on an alleged breach of fiduciary duty by such Lead Arranger in connection with this Commitment Letter and the transactions contemplated hereby.  Additionally, the Borrower acknowledges and agrees that, as a Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Borrower with respect thereto.  Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and shall not be on behalf of the Borrower.

At the request of the Commitment Party, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, Target, Asset Sellers and their respective subsidiaries, the Target Assets, and the Acquisition that is either publicly available or not material with respect to you and your affiliates, Target, Asset Sellers and their respective subsidiaries, the

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Target Assets, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws or that would reasonably be expected to be included in an offering memorandum for an offering of high yield debt securities under Rule 144A concurrent with the syndication of the Credit Facilities (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by you, Target, Asset Sellers or their respective affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”).  You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders.  You acknowledge that Commitment Party public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI.  Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

The term “Successful Syndication” shall mean that the Commitment Party and its affiliates shall hold commitments with respect to, or loans under, (i) the Revolving Facility of not more than $100.0 million and (ii) the Bridge Facility of not more than $0.00.

4.              Information

You hereby represent and warrant that (with respect to any information relating to Target, Asset Sellers and their respective subsidiaries or the Target Assets, to your knowledge) (a) all information (including all Information Materials), other than the Projections, information of a general economic or industry specific nature, and information and data prepared by a third party that is not one of your representatives (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the financial projections, financial estimates, forecasts and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood and agreed by the Commitment Party that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts (but not later than 60 days after the Closing Date), you become aware that any of the representations in the preceding sentence would be

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incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to Target, Asset Sellers, their respective subsidiaries or the Target Assets, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to Target, Asset Sellers, their respective subsidiaries or the Target Assets, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.              Fees

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.              Conditions

The Commitment Party’s commitments and agreements hereunder are solely subject to the satisfaction or waiver of the conditions expressly set forth in this Section 6, in Exhibit D and in Exhibit C under the heading “CERTAIN CONDITIONS — Conditions Precedent” (as applicable).

The Commitment Party’s commitments and agreements hereunder are subject to (a) between the date of the M&A Agreements and the Closing Date, there not having occurred any Company Material Adverse Effect (as defined in the Stock Purchase Agreement as in effect on the date hereof) or any Seller Material Adverse Effect (as defined in the Asset Purchase Agreement as in effect on the date hereof), and (b) your performance of all your obligations to pay fees and expenses hereunder and under the Fee Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Facilities Documentation (as defined in Exhibit D) to the contrary, (a) the only representations relating to the Target Assets, you, Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by Target in the Stock Purchase Agreement (as in effect on the date hereof) and made by the Asset Sellers in the Asset Purchase Agreement (as in effect on the date hereof) as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the obligations of the Borrower (or an affiliate thereof) to close under the Stock Purchase Agreement or the Asset Purchase Agreement, as applicable, or the Borrower (or an affiliate thereof) has the right to terminate its obligations under the applicable M&A Agreement as a result of a breach of such representations in such M&A Agreement (the “M&A Agreements Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of liens (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”), (ii) in capital stock with respect to which a lien may be perfected by the delivery of a stock certificate or (iii) in oil and gas properties with mortgages representing 85% of the Engineered Value (as defined in the Existing Credit Agreement) of the Direct Interests (as defined in the Existing Credit Agreement) of the Borrower (prior to giving effect to the Acquisition); provided, that the Borrower shall use commercially reasonable efforts to grant and perfect liens in oil and gas properties with mortgages representing 50% of the Engineered Value of the Direct Interests of the Target and the Target Assets and shall, in any case, grant and perfect such liens with mortgages representing 85% of the

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Engineered Value of the Direct Interests of the Borrower after giving effect to the Acquisition no later than January 15, 2017) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence and qualification, power and authority, due authorization, execution and delivery of, and enforceability of, the Credit Facilities Documentation, effectiveness, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts with organizational documents or, except to the extent such conflict has not resulted in a Company Material Adverse Effect (as defined in the Stock Purchase Agreement as in effect on the date hereof) or a Seller Material Adverse Effect (as defined in the Asset Purchase Agreement as in effect on the date hereof), with applicable laws, governmental approvals, use of proceeds, compliance with laws, solvency, financial statements, Patriot Act, OFAC, FCPA, Federal Reserve margin regulations and the Investment Company Act.  Notwithstanding anything in this Commitment Letter or the Fee Letter or the Credit Facilities Documentation to the contrary, the only conditions to availability of the Credit Facilities on the Closing Date are expressly set forth in this Section 6, under the heading “CERTAIN CONDITIONS — Conditions Precedent” in Exhibit C, and in Exhibit D.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.              Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and its and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities that are actually incurred by or awarded against any such indemnified person and that arise out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the bad faith, willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) the material breach by such indemnified party of its obligations under this Commitment Letter, or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including reasonable and documented due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person) and that the Commitment Party shall be liable solely in respect of its own commitment to the Credit Facilities on a several, and not joint, basis with any other party committing to the Credit Facilities.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent such damages are

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found by a final, nonappealable judgment of a court of competent jurisdiction to have arisen from the bad faith, willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees.  None of the indemnified persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Credit Facilities or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8.              Sharing of Information, Affiliate Activities

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies.  You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that the Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, the Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by the Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.              Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, managers, partners, stockholders, attorneys, accountants, agents and advisors and those of Target and its subsidiaries and Target itself and those of the Asset Sellers and the Asset Sellers themselves, in each case on a confidential and need-to-know basis, (provided that any disclosure of the Fee Letter or its terms or substance to Target or Asset Sellers or their respective officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Party), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any prospectus or offering memoranda relating to the Securities, in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition, the Credit Facilities and the Securities and (e) the Term Sheets

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may be disclosed to any rating agency in connection with obtaining ratings for the Borrower and/or the Credit Facilities.

The Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies in connection with obtaining ratings for the Bridge Facility or the Senior Notes, (b) to any Lenders or participants or prospective Lenders or participants who are not Public Side Lenders, (c) to the extent required by any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) pursuant to customary disclosure of information regarding the closing date, size, type, purpose of, and parties to, the Credit Facilities, in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the Commitment Party) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

10.       Miscellaneous

This Commitment Letter shall not be assignable by you (except to one or more of your subsidiaries immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition) without the prior written consent of the Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  The Commitment Party reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set

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forth the entire understanding of the parties with respect thereto.  This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Facilities Documentation upon Closing Date, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Facilities Documentation has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on August 23, 2016.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under one or both of the Credit Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate as to such facility unless we shall, in our discretion, agree to an extension.  “Expiration Date” means the earliest of (i) December 31, 2016 (provided that, if the M&A Agreements are amended solely to extend their respective termination dates, this date may be extended to the termination date set forth in such amendments, but in no case shall this date be extended beyond January 15, 2017), (ii) the closing of the Acquisition (x) in the case of the Incremental Facility, without the use of the Incremental Facility, or (y) in the case of the Bridge Facility, without the use of the Bridge Facility and (iii) the termination (in accordance with the terms thereof) of the M&A Agreements prior to closing of the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan A. Fuessel
	Name:	Ryan A. Fuessel
	Title:	Authorized Signor

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

PDC ENERGY, INC.

By:	/s/ Barton R. Brookman, Jr.
	Name:	Barton R. Brookman, Jr.
	Title:	President and Chief Executive Officer

Commitment Letter Signature Page

EXHIBIT A

PROJECT A-BASIN
TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

PDC Energy, Inc. (the “Borrower”) intends to acquire (x) certain assets (the “Target Assets”) of the Asset Sellers (as defined below) pursuant to the Asset Purchase and Sale Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Asset Purchase Agreement”) dated as of August 23, 2016 by and between 299 Resources, LLC, 299 Production, LLC, 299 Pipeline, LLC (collectively,  the “Asset Sellers”) and the Borrower and (y) all of the outstanding capital stock of Arris Petroleum Corporation (the “Target”) pursuant to the Stock Purchase and Sale Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Stock Purchase Agreement” and, together with the Asset Purchase Agreement, the “M&A Agreements”) dated as of August 23, 2016 by and among the sellers party thereto, Target and the Borrower (the acquisition of (x) and (y) collectively, the “Acquisition”).  As part of the consideration for the Acquisition, the Borrower intends to issue certain equity interests in Borrower to the Asset Sellers and the sellers under the Stock Purchase Agreement pursuant to an Investment Agreement or Investment Agreements (collectively, and together with all exhibits, schedules and disclosure letters thereto, the “Investment Agreement” and, together with the M&A Agreements, the “Purchase Agreements”) by and between the Borrower and each of the Investors (as defined therein), the form of which will be attached to the Stock Purchase Agreement and the Asset Purchase Agreement as an exhibit, and which is expected to be executed on or about the Closing Date.  In connection therewith, it is intended that:

(a)                                 The Borrower will amend certain terms of its existing senior secured revolving credit facility (the “Existing Credit Facility”) under that certain Third Amended and Restated Credit Agreement, dated as of May 21, 2013 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of May 14, 2014, as further amended by that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of September 30, 2015, as may have been further amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”), among the Borrower, the subsidiaries of the Borrower party thereto as guarantors, JPMorgan, as administrative agent, and the other parties and financial institutions party thereto, which amendments shall include an increase of the commitments thereunder by $250.0 million (the “Incremental Facility”) such that the total commitments thereunder, after giving effect to the Incremental Facility, shall be $700.0 million (the “Revolving Facility”), as further described in Exhibit B.

(b)                                 The Borrower will either (i) issue and sell senior unsecured notes (the “Senior Notes”), convertible debt securities (the “Convertible Notes”) and/or common equity (the “Common Equity” and, together with the Senior Notes and Convertible Notes, the “Securities”), in each case, in a public offering or in a Rule 144A private placement on or prior to the Closing Date yielding at least $600.0 million in gross cash proceeds on or prior to the Closing Date, or (ii) if and to the extent the Borrower does not, or it is unable to, issue Securities yielding at least $600.0 million in gross cash proceeds on or prior to the Closing Date, obtain at least $600.0 million, less the amount of the Securities, if any, issued on or prior to the Closing Date, in loans under a new senior unsecured bridge facility as described in Exhibit C (the “Bridge Facility” and, together with the Incremental Facility, the “Credit Facilities”).

(c)                                  The proceeds of the Credit Facilities and the Securities on the Closing Date will be applied (i) to pay the cash consideration for the Acquisition and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”.  For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D.

EXHIBIT B

PROJECT A-BASIN
$700.0 million
Revolving Facility

Amendment
Summary of Terms and Conditions

The Borrower intends to amend certain provisions of the Existing Credit Agreement (the “Amendment”; and the Existing Credit Agreement as so amended, the “Amended Credit Agreement”). Set forth below are the principal terms of the Amendment.  Capitalized terms used but not defined shall have the meanings set forth in the Existing Credit Agreement or the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto, as the case may be.

1.              The Existing Credit Agreement will be amended to increase the Aggregate Commitments from $450.0 million to $700.0 million effective as of the Closing Date (and for the avoidance of doubt, the Borrowing Base will remain at $700.0 million).

2.              The definition of “Applicable Rate” in the Existing Credit Agreement shall be amended to reflect the following pricing grid, which shall become effective as of the Closing Date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	2.250%	3.250%	0.500%
Equal to or greater than 75% and less than 90%	2.000%	3.000%	0.500%
Equal to or greater than 50% and less than 75%	1.750%	2.750%	0.500%
Equal to or greater than 25% and less than 50%	1.500%	2.500%	0.500%
Less than 25%	1.250%	2.250%	0.500%

3.              Section 2.03 of the Existing Credit Agreement will be amended to allow the Borrower to increase Commitments without offering to allocate such new Commitments to the existing Lenders on a pro-rata basis;

4.              Section 2.17 of the Existing Credit Agreement will be amended to add a new subsection (j) substantially as follows: “FATCA Grandfathering.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”

5.              Article VI of the Existing Credit Agreement will be amended, effective as of the Closing Date, to add a new Section 6.20 consistent with Sections 4.5 and 4.8 of the Security Agreement that requires Borrower to enter into account control agreements for deposit and securities accounts if requested by the Administrative Agent.

6.              Sections 6.11 and 6.12(a) of the Existing Credit Agreement will be amended to replace all references to mortgage and title requirements of “80%” with “85%”, effective as of the Closing Date with respect to oil and gas properties owned prior to giving effect to the Acquisition, and effective as of January 15, 2017 with respect to oil and gas properties owned after giving effect to the Acquisition;

7.              Sections 6.09 and 7.04 of the Existing Credit Agreement will be amended, effective as of the date of the execution of the Amendment, to allow for the Acquisition and to clarify that deposits made in connection with permitted acquisitions are permitted;

8.              Section 7.01 of the Existing Credit Agreement and related defined terms will be amended, effective as of the date of the execution of the Amendment, to the extent necessary to permit the incurrence of the Bridge Facility, the Extended Term Loans, the Exchange Notes, the Senior Notes and the Convertible Notes;

9.              Section 7.11(b) of the Existing Credit Agreement will be amended to replace the cap on the Consolidated Leverage Ratio of “4.25 to 1.00” with “4.00 to 1.00” effective as of the Closing Date;

10.       The appropriate articles of the Existing Credit Agreement will be amended to include customary E.U. “bail-in” provisions, effective as of the date of the execution of the Amendment;

11.       The 25% automatic borrowing base reduction for the issuance of new senior notes set forth in Section 3.06 of the Existing Credit Agreement will be waived, effective as of the date of the execution of the Amendment, for the issuance of Senior Notes, Convertible Notes and Exchange Notes in connection with the Transactions; and

12.       other changes as agreed by us and you.

Governing Law and Forum:	New York.

Counsel to the Administrative
Agent and the Commitment Party:	Simpson Thacher & Bartlett LLP.

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EXHIBIT C

PROJECT A-BASIN

Bridge Facility

$600.0 million

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility.  Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and Exhibits A, B and D attached thereto.

1.                                      PARTIES

Borrower:	PDC Energy, Inc., a Delaware corporation.

Guarantors:	The same as those under the Revolving Facility.

The guarantees of the Initial Bridge Loans and the Extended Term Loans shall rank pari passu with all senior unsecured indebtedness and shall rank senior to all subordinated unsecured indebtedness of such Guarantors and shall rank junior to all secured indebtedness of such Guarantors.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (in such capacity, the “Bridge Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”) will act as the Administrative Agent for the Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Party and reasonably acceptable to the Borrower (collectively, the “Lenders”).

2.                                      TYPE AND AMOUNT OF BRIDGE FACILITY

Initial Bridge Loans:

The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $600.0 million minus the amount of gross proceeds from the Securities available on the Closing Date and any asset sales for cash between the date of signing the Commitment Letter and the Closing Date exceeding, individually or in the aggregate, $5.0 million during such period.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance in part the Acquisition and the Transaction Costs.

Maturity/Exchange:

The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to the eighth anniversary of the Closing Date (the “Extended Term Loans”). The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:

Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 650 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed an amount that causes the weighted average per annum yield to maturity payable by the Borrower with respect to the Bridge Facility and the Securities (as defined in the Fee Letter) (calculated in accordance with the Fee Letter) to exceed the Weighted Average Bridge Cap (as defined in the Fee Letter). At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” for each three-month period after the Closing Date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for such three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to the commencement of such period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each three-month period after the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

3.                                      CERTAIN PAYMENT PROVISIONS

Optional Prepayment:

The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice (or such shorter period as the Administrative Agent may agree to), without premium or penalty (other than breakage) at par plus accrued and unpaid interest.

Mandatory Redemption:

The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed that are not less favorable than those applicable to the Revolving Facility, from 100% of (i) net cash proceeds of the issuance of the Securities (less the amount required, if any, to repay the Revolving Facility) and any other indebtedness, (ii) net cash proceeds from any issuance of equity, and (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts either reinvested in accordance with the Revolving Facility or required to repay the Revolving Facility.

The Borrower will also be required to make a mandatory offer to prepay Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

4.                                      CERTAIN CONDITIONS

Conditions Precedent:

The availability of the Bridge Facility on the Closing Date will be subject only to the conditions precedent expressly set forth in Section 6 of the Commitment Letter and on Exhibit D. For the avoidance of doubt, it is agreed that conditions set forth herein are subject, in all respects, to the Limited Conditionality Provision.

5.                                      DOCUMENTATION

Bridge Credit Documentation:

The definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) will be negotiated in good faith and shall contain those terms and conditions usual for recently committed, similarly sized, unsecured facilities and transactions of this type as may be reasonably agreed by the Bridge Lead Arranger and the Borrower.

Representations and Warranties:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Bridge Lead Arranger and the Borrower and consistent, to the extent applicable, with those in the Existing Credit Agreement.

Covenants:

The Bridge Credit Documentation will contain (a) affirmative covenants substantially consistent with the affirmative covenants included in the Existing Credit Agreement and (b) negative covenants that are substantially consistent with those of the Borrower’s existing 7.75% Senior Notes due 2022 (the “Existing Notes”) with such changes to be agreed to take account of the Acquisition, it being understood and agreed that the covenants of the Initial Bridge Loans (and the Extended Term Loans and the Exchange Notes) shall in no event contain restrictions that would violate the terms of (x) if the Amendment has not occurred, the Existing Credit Agreement or (y) if the Amendment has occurred, the Amended Credit Agreement.

Events of Default:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Bridge Lead Arranger and the Borrower. Following the Initial Bridge Loan Maturity Date, the events of default relevant to the Initial Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

Voting:

Amendments and waivers of the Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term, (ii) modifications to the mandatory prepayment provisions and (iii) releases of any material Guarantor.

Assignment and Participation:

Subject to the prior approval of the Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans and commitments without the consent of the Borrower; provided that the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Substantially similar to those contained in the Revolving Facility.

Bail-in Provisions:	Substantially similar to those contained in the Revolving Facility.

Expenses and Indemnification:

Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Bridge Lead Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Credit Documentation.

The Administrative Agent, the Bridge Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable and documented fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except (i) to the extent they arise from the bad faith, gross negligence or willful misconduct of the relevant indemnified person (or its related parties), in each case as determined by a final, nonappealable judgment by a court of competent jurisdiction and (ii) to the extent they arise out of, or in connection with, any proceeding that does not involve any act or omission by the Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Commitment Party:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit C

Summary of Terms and Conditions

of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit C to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:	Same as the Initial Bridge Loans.

The guarantees of the Exchange Notes shall rank pari passu with all senior unsecured indebtedness and shall rank senior to all subordinated unsecured indebtedness of such Guarantors, and shall rank junior to all secured indebtedness of such Guarantors.

Principal Amount:

The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $25.0 million.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the 8th anniversary of the Closing Date.

Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at the Weighted Average Bridge Cap (as defined in the Fee Letter).

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Redemption:	The Extended Term Loans may be prepaid, in whole or in part, at the option of the Issuer, without premium or penalty, at any time at par plus accrued and unpaid interest to the prepayment date.

The Exchange Notes will be (a) non-callable for the first three years from the Closing Date (subject to a 35% equity clawback within the first three years after the Initial Bridge Loan Maturity Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on the Exchange Notes, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a change of control (which offer shall be at (x) 101% of the principal amount of such Exchange Notes (or, so long as no Demand Failure Event (as defined in the Fee Letter) has occurred and is continuing, 100% in the case of Exchange Notes held by the Commitment Party or is affiliates (for so long as held by the Commitment Party or its affiliates but other than bona fide investment funds and asset management affiliates and Exchange Notes purchased in open market transactions from third parties or in connection with market making activities) or (y) 100% of the principal amount of the Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

Registration Rights:

The Issuer will use commercially reasonable efforts to file within 30 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than 1 year from the issuance of any Exchange Note.

If within 180 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other

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than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes and Extended Term Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes). Such liquidated damages shall increase by 0.25% per annum on the date that is 3 months after the Default Registration Date to a maximum of 1.00% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:

Substantially consistent with those of the Borrower’s Existing Notes with such changes to be agreed to take account of the Acquisition, but in no event containing restrictions that would violate the terms of (x) if the Amendment has not occurred, the Existing Credit Agreement or (y) if the Amendment has occurred, the Amended Credit Agreement.

Events of Default:	Substantially consistent with those of the Borrower’s Existing Notes with such changes to be agreed to take account of the Acquisition.

Governing Law and Forum:	New York.

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EXHIBIT D

PROJECT A-BASIN

Conditions

The availability of the Credit Facilities shall be subject solely to the satisfaction of the following conditions (subject to the Limited Conditionality Provision) and the conditions expressly set forth in Section 6 of the Commitment Letter.  Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.                                      Each party thereto shall have executed and delivered the Amendment and, if applicable, the Bridge Credit Documentation (collectively, the “Credit Facilities Documentation”) on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Borrower and the Commitment Party, and the Commitment Party shall have received:

a.                                      customary closing certificates and legal opinions; and

b.                                      a certificate from the principal financial officer of the Borrower, in form and substance reasonably acceptable to the Commitment Party, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.                                      As a condition to any funding under the Revolving Facility (other than any such funding that would be available thereunder in the absence of the Amendment), the Borrower shall have received $600.0 million in aggregate gross cash proceeds from (i) the issuance of the Securities, (ii) the borrowing of the Initial Bridge Loans under the Bridge Facility and (iii) any asset sales for cash between the date of signing the Commitment Letter and the Closing Date exceeding, individually or in the aggregate, $5.0 million.

3.                                      As partial consideration for the Acquisition, the Borrower shall have issued the amount of equity contemplated to be issued by it under the Purchase Agreements to the Investors (as defined in the Investment Agreement).

4.                                      On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money other than (i) the Revolving Facility and the Bridge Facility (or the Securities issued in lieu of the Bridge Facility), (ii) indebtedness permitted under the Amended Credit Agreement and (iii) the Existing Senior Notes.

5.                                      The terms of the Purchase Agreements (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the draft Asset Purchase Agreement dated August 23, 2016, the draft Stock Purchase Agreement dated August 23, 2016, and the draft Investment Agreement dated August 23, 2016 (in each case including all exhibits, schedules, annexes and other attachments thereto), in each case are reasonably satisfactory to the Lead Arrangers.  The Acquisition shall be consummated pursuant to the Purchase Agreements, substantially concurrently with the initial funding of the Credit Facilities, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder by the Borrower or its affiliates in any manner materially adverse to the interests of the Commitment Party or the Lenders without the prior written consent of the Commitment Party, not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any amendment to the definition of “Company Material Adverse Effect” in the Stock Purchase Agreement (as in effect on the date hereof) or “Seller Material Adverse Effect” in the Asset Purchase Agreement (as in effect on the date hereof) shall be deemed material and adverse to the interests of the Commitment Party and Lenders, (b)  any increase or decrease in the purchase price in respect of the Acquisition pursuant to any purchase price or similar adjustment provisions (including with respect to New Leases (as defined in each M&A Agreement), title defects, environmental defects, required consents, preferential purchase rights, and uncured casualty losses) set forth in the M&A Agreements (as in effect on the date hereof) shall not constitute an alteration, amendment, change, supplement, waiver, consent or other modification to the Purchase Agreements, and shall not be deemed to be materially adverse to the interests of the Commitment Party and Lenders, unless and until the aggregate value of such adjustments would cause Borrower’s closing condition set forth in Section 7.2(f) of the Asset Purchase Agreement and Section 7.2(g) of the Stock Purchase Agreement not to be satisfied).

6.                                      The Commitment Party shall have received such production and accounting monthly LOS statements with respect to the Target Assets that are received by the Borrower pursuant to the Asset Purchase Agreement.

7.                                      The Expiration Date shall not have occurred.

8.                                      The Commitment Party shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), (c) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the two most recently completed fiscal years ended at least 90 days before the Closing Date, (d) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target, for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), (e) with respect to the Target Assets, such financial statements to the extent required for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, and (f) the reserve reports for the proved oil and gas properties of the Borrower and its subsidiaries and, to the extent required for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, the Target and the Target Assets, in each case for the most recently completed fiscal year ended at least 90 days before the Closing Date (which reports shall be prepared according to SEC guidelines by one or more reputable third party engineers); provided that filing of the required financial statements in clauses (a) and (b) above on form 10-K and form 10-Q by the Borrower with the Securities and Exchange Commission through the “Electronic Data Gathering, Analysis and Retrieval” system will satisfy the foregoing requirements.

9.                                      The Commitment Party shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case, prepared in accordance with Regulation S-X after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), in each case to the extent necessary for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act.

10.                               As a condition to the availability of the Bridge Facility, (a) the Investment Bank (as defined in the Fee Letter referred to in the Commitment Letter) shall have received, (i) prior to the

Marketing Period Commencement Date (as defined below), a completed preliminary prospectus, preliminary offering memorandum or similar document (a “Notes Offering Document”) suitable for use in a customary offering registered under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to Rule 144A thereunder, as applicable, including audited and unaudited financial statements of the Borrower, the Target and the Target Assets to the extent necessary for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act (and all other recent, probable pending acquisitions and dispositions to the extent required under Regulation S-X), as applicable, pro forma financial statements, business and other financial data and all other information of the type and form customarily included in a Notes Offering Document of such type, prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act for the offering of the Senior Notes (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K except in the case of an offering pursuant to Rule 144A where such preparation is not customary) and (ii) drafts of customary comfort letters (including customary “negative assurances”) by the auditors and independent reserve engineers of the Borrower, the Target and the Target Assets, in each case with respect to the Target and Target Assets to the extent the financial statements of the Target and Target Assets and/or reserve reports for the proved oil and gas properties of the Target and Target Assets are required for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with the offering of the Senior Notes, in each case to the extent necessary for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, (b) the Investment Bank shall have received, prior to the Marketing Period Commencement Date, (i) a completed customary preliminary prospectus, prospectus supplement, preliminary offering memorandum or similar document (an “Equity Offering Document”) suitable for use in a customary common equity offering registered under the Securities Act and/or a convertible notes offering registered under the Securities Act or pursuant to Rule 144A thereunder, as applicable, in each case (as applicable) including audited and unaudited financial statements of the Borrower and the Target Assets (and all other recent, probable pending acquisitions and dispositions to the extent required under Regulation S-X), as applicable, pro forma financial statements, business and other financial data, in each case to the extent necessary for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, and all other information of the type and form customarily included in an Equity Offering Document of such type, prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act for the offering of the Common Equity (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K except in the case of an offering pursuant to Rule 144A where such preparation is not customary) and (ii) drafts of customary comfort letters (including customary “negative assurances”) by the auditors and independent reserve engineer letters of the independent reserve engineers of the Borrower, the Target and the Target Assets, in each case with respect to the Target and Target Assets to the extent the financial statements of the Target and Target Assets and/or reserve reports for the proved oil and gas properties of the Target and Target Assets are required for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with the offering of the common equity or convertible notes, in each case to the extent necessary for a shelf takedown from Borrower’s existing registration statement on Form S-3 under the Securities Act, and (c) such Investment Bank shall have been afforded a period (the “Marketing Period”) of at least 20 consecutive business days following the receipt of the information described in clauses (a) and (b), to seek to place the Securities with qualified purchasers thereof, provided that (a) if the Marketing Period has not ended on or prior to November 22, 2016 and would otherwise include November 23, 2015, November 24, 2015 or November 25, 2015, it shall not be required to be consecutive solely to the extent it would include November 23, 2015, November 24, 2015 or November 25, 2015 and the Marketing Period will be extended by the number of days in such period that would otherwise be included in the Marketing Period and (b) the Marketing Period shall commence on a date such that, after taking into account the foregoing, the Marketing Period does not end later than December 20, 2016 (the first day of such period, the “Marketing Period Commencement Date”).

11.                               The Administrative Agent shall have received, at least 3 days prior to the Closing Date, to the extent requested by the Administrative Agent or its counsel at least 10 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

12.                               The Borrower and the Senior Notes shall have received a rating from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC no later than the Marketing Period Commencement Date.

13.                               All fees and expenses due to the Commitment Party and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities.

14.                               With respect to the Incremental Facility, (a) all actions necessary to establish that the Administrative Agent will have a perfected first priority lien (subject to liens permitted under the Amended Credit Agreement) in the Collateral under the Revolving Facility shall have been taken, including, without limitation, a mortgage lien (and receipt of title information) on 85% of the Engineered Value (as defined in the Existing Credit Agreement) of the Direct Interests (as defined in the Existing Credit Agreement) of the Borrower (prior to giving effect to the Acquisition), provided, that the Borrower shall use commercially reasonable efforts to grant and perfect liens in oil and gas properties with mortgages representing 50% of the Engineered Value of the Direct Interests of the Target and the Target Assets and shall, in any case, grant and perfect such liens with mortgages representing 85% of the Engineered Value of the Direct Interests of the Borrower after giving effect to the Acquisition no later than January 15, 2017, and (b) (i) all prior material indebtedness for borrowed money secured by a lien in the Target Assets (other than indebtedness permitted under the Amended Credit Agreement) shall have been paid, redeemed, defeased and discharged in full, (ii) the Administrative Agent shall have received a customary payoff letter in connection with the same, and (iii) all prior liens in the Target Assets (other than liens permitted under the Amended Credit Agreement) shall have been released.

15.                               As a condition to the availability of the Credit Facilities, the Lead Arrangers (a) shall have received one or more customary confidential information memoranda and other marketing material customarily used for the syndication of the Credit Facilities and (b) shall have been afforded a reasonable period of time to syndicate the Credit Facilities, which in no event shall be less than 20 consecutive business days from the date of delivery of the confidential information memorandum to the Lenders, which period shall exclude certain market holiday related “blackout” periods as reasonably determined by the Lead Arrangers (including Friday, November 25, 2016, and the period from December 19, 2016, through December 31, 2016).